UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 8, 2004

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

Item 12.          Results of Operations and Financial Condition.

On April 8, 2004, Mothers Work, Inc. (“Mothers Work” or the “Company”) issued a press release announcing its sales results for the month of March 2004 and for the second quarter ended March 31, 2004.  In the release, Mothers Work also updated its earnings guidance for the second quarter.  A copy of the press release is attached hereto as Annex 1 and is incorporated by reference into this Item 12.  The disclosure in this Current Report, including in the Annex attached hereto, of any financial information shall not constitute an admission that such information is material.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: April 8, 2004	MOTHERS WORK, INC.

By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer

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Annex 1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President- Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS MARCH 2004 SALES
AND UPDATES EARNINGS GUIDANCE

Philadelphia, PA, April 8, 2004 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of March 2004 increased 4.9% to $49.2 million from $46.9 million reported for the month of March 2003.  Comparable store sales for March 2004 decreased 6.3% (based on 863 locations) versus a comparable store sales increase of 1.3% (based on 830 locations) for March 2003.  The comparable store sales decrease of 6.3% was negatively impacted by approximately 4 percentage points by having only four Saturdays and four Sundays in March 2004 compared to five Saturdays and five Sundays in March 2003.  During March 2004, the Company opened 14 locations and closed 8 locations, ending the month with 1,032 locations compared to 949 at March 2003.

Net sales increased 13.0% to $125.8 million for the second quarter of fiscal 2004 ended March 31, 2004, from $111.3 million for the same period of the preceding year.  Comparable store sales increased 0.2% during the second quarter of fiscal 2004 (based on 849 locations) versus a comparable store sales increase of 0.2% during the second quarter of fiscal 2003 (based on 825 locations).  For the quarter ended March 31, 2004, the Company opened 22 new locations and closed 17 locations.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Our sales for the month of March were somewhat weaker than planned, even after adjusting for the “calendar shift” which adversely affected our sales by approximately 4%.   In addition, we have continued to realize the effect of increased markdowns taken on Fall product and certain Spring product, particularly Spring transitional product, to stimulate sales of slower-moving styles and to enable bringing in additional new “fashion-right” styles for Spring while managing overall inventory levels.

“Our total net sales of $125.8 million for the second quarter exceeded our prior guidance of approximately $124 million, although we believe the significant driving factor was our increased markdowns, which resulted in significantly lower than planned gross margin as a percentage of sales.  Based on the weaker than planned gross margin during the second quarter, we now project second quarter diluted earnings per share in the range of $0.05 to $0.10 per share, compared to our previous second quarter earnings guidance of between $0.15 and $0.20 per share.

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“We will report results for our second quarter on April 27, 2004, at which time we will provide additional information related to our results for the second quarter and our future financial guidance, and will host an investor conference call.  On this conference call, we will also discuss the status of our exciting new business initiatives, including the opening of our first Maternitymall™ Superstore on March 4, 2004 in Danbury, Connecticut and the introduction of our Two Hearts™ Maternity collection on April 1, 2004 in 70 Sears stores.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 1,032 retail locations, including 877 stores and 155 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

End of Filing

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